EXHIBIT 10.41

TYSON FOODS, INC.

EMPLOYEE STOCK PURCHASE PLAN

(As Amended and Restated as of October 1, 2008)

TYSON FOODS, INC.

EMPLOYEE STOCK PURCHASE PLAN

TABLE OF CONTENTS

PURPOSE OF THE PLAN	1
ARTICLE I Definitions	1
1.1 Affiliate	1
1.2 Base Earnings	1
1.3 Committee	1
1.4 Effective Date	1
1.5 Eligible Employee	1
1.6 Employer	1
1.7 Leave of Absence	1
1.8 Pay Period, Payday	2
1.9 Participant	2
1.10 Participating Affiliate	2
1.11 Payroll Deduction Agreement	2
1.12 Plan Administrator	2
1.13 Prevailing Market Price	2
1.14 Service	3
1.15 Stock	3
1.16 Termination of Service	3
ARTICLE II Eligibility to Participate	3
ARTICLE III Employee Participation and Contributions	3
3.1 Voluntary, Non-Discriminatory Plan	3
3.2 How an Employee-Elects to Participate	3
3.3 Limits on Contribution	3
3.4 Voluntary Withdrawal from the Plan	4
3.5 Termination of Service Means Withdrawal from Plan	4
3.6 Effect of Participant’s Withdrawal from Plan	4
3.7 Bookkeeping Accounts	4
3.8 Distributions from Plan Upon Termination of Service	4
3.9 Repurchases	5
ARTICLE IV Employer Contributions	5
4.1 Employer Matching Contributions	5
4.2 Employer Discretionary Non-matching Contributions	6
ARTICLE V Administration of the Plan	6
5.1 Administrative Committee	6
5.2 Employer Contributions of Cash and Dividends	7
5.3 Investment in Tyson Stock	7

5.4 No Interest to be Paid	7
5.5 Dividends to be Used to Purchase Additional Shares	7
5.6 Not Transferable	8
5.7 Voting Rights	8
5.8 Costs of the Plan	8
5.9 Brokerage Costs	8
5.10 Indemnification	8
ARTICLE VI Reports and Delivery of Share Certificates	8
6.1 Quarterly Reports	8
6.2 Delivery of Share Certificates	8
ARTICLE VII Amendment and Termination of the Plan	9
ARTICLE VIII Adjustments Upon Changes in Stock	9
ARTICLE IX Miscellaneous Provisions	10
9.1 No Contract of Employment Intended	10
9.2 Information Available	10
9.3 Securities Laws Restrictions	10
9.4 Waiver	10
9.5 Notices	11
9.6 Severability	11
9.7 Governing Law	11
9.8 Rules of Construction	11
9.9 Plan Year	11
9.10 Designation of Beneficiary	11
9.11 Lost Participants	11

PURPOSE OF THE PLAN

The purpose of the Tyson Foods, Inc. Employee Stock Purchase Plan (the “Plan”) is to provide the employees of Tyson Foods, Inc. (“Tyson”) and its Participating Affiliates a convenient way to acquire shares of Tyson’s Class A Common Stock through periodic investment and thus maintain and stimulate employee interest in the growth and profitability of Tyson by means of an opportunity to share in a proprietary interest in Tyson. The purpose of this amendment and restatement of the Plan is to incorporate all prior amendments to the Plan since it was last amended and restated as effective August 1, 2003. This amendment and restatement is effective as of October 1, 2008.

ARTICLE I

Definitions

1.1       Affiliate. “Affiliate” shall include all wholly-owned subsidiaries of Tyson and any other entity which may be designated from time to time as such by the Board of Directors of Tyson.

1.2       Base Earnings. “Base Earnings” means the amount of regular salary or wages, including overtime payments and commission payments, but does not include discretionary and non-discretionary bonuses or other irregular payments made by an Employer to a Participant.

1.3       Committee. “Committee” shall mean the administrative committee appointed by the Board of Directors of Tyson to carry out the purposes of the Plan as set forth in Section 5.1 below.

1.4       Effective Date. The “Effective Date” of this Plan, as amended and restated, is October 1, 2008.

1.5       Eligible Employee. “Eligible Employee” means any person (including a corporate officer) who is employed as a common law employee and classified as working in the regular service of Tyson or a Participating Affiliate; provided, however, such term shall not include any person who is a member of a collective bargaining unit and who is covered by a collective bargaining agreement which does not provide for coverage of such person under this Plan.

1.6	Employer. “Employer” means Tyson and all Participating Affiliates.

1.7       Leave of Absence. “Leave of Absence” means absence from the active service with Tyson or an Affiliate, with the permission of the Employer, by reason of illness, military service, or for any other reason as approved or allowed by the Employer’s personnel policies. Such Leave of Absence will not terminate an Eligible Employee’s Service, provided he returns to active employment at the expiration of his leave in accordance with his Employer’s policy with respect to permitted absences. An Eligible

Employee whose Service is terminated and who is subsequently re-employed by Tyson or an Affiliate will, for all purposes of the Plan, be considered a new employee as of the effective date of his reemployment.

1.8       Pay Period, Payday. “Pay Period” means the interval of a time for which an Eligible Employee regularly receives his compensation, and “Payday” means the day on which the Eligible Employee regularly receives his compensation for the Pay Period.

1.9       Participant. “Participant” means an Eligible Employee who has elected to participate in the Plan in accordance with Article II until the Participant withdraws from the Plan and receives a complete distribution of Stock and cash credited to his Plan account.

1.10     Participating Affiliate. “Participating Affiliate” means an Affiliate that has adopted the Plan with the consent of the Board of Directors of Tyson. If an organization which is or has become an Affiliate ceases to be an Affiliate, such organization shall be deemed to have withdrawn from participation in the Plan.

1.11     Payroll Deduction Authorization. The “Payroll Deduction Authorization” shall be in a form specified by the Plan Administrator and shall direct the Employer to withhold from a Participant’s paycheck a specified dollar amount or a specified percentage of his Base Earnings to be used for the purchase of Stock under this Plan.

1.12     Plan Administrator. The “Plan Administrator” shall be responsible for the administration of the Plan and, in lieu of any designation by the Board of Directors of Tyson to the contrary, Tyson shall serve as the Plan Administrator and shall act through the Committee as its representative.

1.13	Prevailing Market Price. The term “Prevailing Market Price” shall mean:
(a)	the actual purchase price if purchased in the open market; or
(b)	if treasury shares are purchased:

(i)        if the Stock is not at the time listed or admitted to trading on a stock exchange or in the over-the-counter market under the National Association of Securities Dealers, Inc. Automated Quotation System (“NASDAQ”), the Prevailing Market Price shall be the mean between the lowest reported bid price and highest reported asked price of the Stock on the date in question in the over-the-counter market, as such prices are reported in a publication of general circulation selected by Tyson and regularly reporting the market price of the Stock in such market; or

(ii)       if the Stock is at the time listed or admitted to trading in the over-the-counter market under NASDAQ or on any stock exchange, then the Prevailing Market Price shall be the reported closing sale price of the Stock on the date in question on the principal exchange on which the Stock is then listed or admitted to trading. If no reported sale of Stock takes place on the date in question, then the reported closing asked price of the Stock on such date shall be determinative of Prevailing Market Price.

(c)       if a combination of treasury shares and shares purchased in the open market are utilized, then the Prevailing Market Price shall be determined by the actual purchase(s).

1.14     Service. “Service” means that period of continuous uninterrupted employment with Tyson or any one or more of its Affiliates from an Eligible Employee’s first day of employment until his date of termination of employment with all Affiliates. However, in the case of an Affiliate which has been acquired by Tyson through the acquisition of substantially all of the assets or all of the stock of the Affiliate, Service shall include employment prior to the date on which such Affiliate is designated as a Participating Affiliate on such terms as the Board of Directors of Tyson may expressly provide. Service with two or more Affiliates during consecutive periods shall be considered continuous service with one Affiliate.

1.15     Stock. All references herein to “Stock” shall mean shares of Class A Common Stock of Tyson.

1.16     Termination of Service. “Termination of Service” means any absence from the employment of Tyson or any Affiliate (including, but not limited to, absences by reason of discharge or resignation) which is not deemed a Leave of Absence as defined herein.

ARTICLE II

Eligibility to Participate

Except as provided below, each Eligible Employee of Tyson or of a Participating Affiliate who has completed three full calendar months of Service shall be eligible to participate in the Plan commencing on the first Payday that falls on or after the first day of the immediately succeeding month.

ARTICLE III

Employee Participation and Contributions

3.1       Voluntary, Non-Discriminatory Plan. Participation in this Plan shall be voluntary and all Participants shall have the same rights and privileges under the Plan, except to the extent the terms of the Plan otherwise provide.

3.2       How an Employee Elects to Participate. Except as provided in Sections 3.9 and 4.2 below, an Eligible Employee may elect to participate in the Plan by executing or otherwise authorizing a “Payroll Deduction Authorization” (within the time period prescribed by the Plan Administrator) prior to the Payday on which the Eligible Employee will begin participation. By confirming a Payroll Deduction Authorization, an Eligible Employee also affirms his acceptance of the terms of this Plan.

3.3       Limits on Contribution. The minimum payroll deduction shall be one dollar ($1.00) per week and the maximum shall be twenty-five dollars ($25.00) per week, as the

Participant shall elect, or, in the alternative, the minimum payroll deduction shall be one percent (1%) of Base Earnings and the maximum shall be twenty percent (20%) of Base Earnings. At such times as permitted by the Plan Administrator, a Participant may increase or decrease his contribution under the Plan by any multiple of one dollar ($1.00) or one percent (1%); however, no Eligible Employee may contribute, in any one year, more than twenty percent (20%) of his Base Earnings or, if he elects a payroll deduction of a specific dollar amount, twenty-five dollars ($25.00) per week.

3.4       Voluntary Withdrawal from the Plan. A Participant who remains employed by an Employer may withdraw from the Plan by submitting a notice of cancellation of his Payroll Deduction Authorization in the manner and to the person determined by the Plan Administrator from time to time, but no later than prior to the Payday for which the cancellation is to be effective. Any Participant who so withdraws from the Plan may renew his participation in the Plan as soon as administratively practicable and will be entitled to withdraw his Stock from the Plan only in accordance with Section 6.2.

3.5       Termination of Service Means Withdrawal from Plan. Upon a Participant’s Termination of Service, the Participant will be deemed to have withdrawn from the Plan as of his last regular Payday.

3.6       Effect of Participant’s Withdrawal from Plan. On and after the effective date of a Participant’s withdrawal from the Plan, no further contribution under the Plan shall be permitted by or made for the Participant, except as may be provided pursuant to this Section 3 and Section 4.2 below.

3.7       Bookkeeping Accounts. All payroll deductions made for a Participant shall be credited to the Participant’s Plan account. Such payroll deductions shall be commingled with the general assets of Tyson and no separate fund shall be established. Participant accounts are kept solely for bookkeeping purposes.

3.8       Distributions from Plan Upon Termination of Service. Upon a Participant’s Termination of Service for any reason other than death, the Committee shall obtain a share certificate representing the number of shares of Stock to which the Participant is entitled and shall send the share certificate and a check for the sum of uninvested funds held to the credit of such Participant, by ordinary mail or other mode of delivery deemed appropriate by the Committee, to the Participant’s mailing address last known to the Employer. Upon the death of a Participant and upon receipt by the Employer of proof of identity and existence at the Participant’s death of a validly designated beneficiary under the Plan, the Committee shall obtain and forward the share certificate and check for uninvested funds in the manner provided above to such beneficiary. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such death, any Stock and cash credited to the Participant under the Plan shall be payable to the spouse to whom the Participant was legally married at the time of his or her death and, if the deceased Participant is not survived by a spouse to whom he or she was legally married at the time of the Participant’s death, any such Stock and cash shall be payable to the executor or administrator of the estate of the Participant. No beneficiary shall, prior to the death of the Participant by whom he or she has been designated, acquire any interest in the Stock or cash credited to the Participant under the Plan. Following a Termination of Service, a Participant (or beneficiary) shall have the continuing obligation of keeping the Plan Administrator apprised of his or her current mailing address.

3.9       Repurchases. Prior to the date that a Participant experiences a Termination of Service and for a limited period of time following a Termination of Service, as established by the Plan Administrator from time to time pursuant to procedures uniformly applied, a Participant may sell shares of Stock purchased under the Plan to Tyson at the Prevailing Market Price pursuant to such further procedures and conditions as may be established by the Plan Administrator from time to time

ARTICLE IV

Employer Contributions

4.1	Employer Matching Contributions.

(a)       Each Participant who has completed at least one year of Service (as defined above) with Tyson or a Participating Affiliate shall be entitled to Employer matching contributions on that Participant’s contributions, if any, made following completion of the first year of Service in the amount and manner as determined in Subsections (b) and (d) of this Section.

(b)       Contributions made pursuant to this Section 4.1 shall match only a portion of the Participant contributions made pursuant to Section 3.2 above. Such matching contributions shall be equal to a percentage, not to exceed fifty percent (50%), of the first ten percent (10%) of Base Earnings deferred by an eligible Participant under Section 3.2 of the Plan. The Board of Directors of Tyson (or any committee of the Board of Directors) shall determine from time to time on a prospective basis the level of contributions to be made pursuant to this Section 4.1(b), consistent with the general parameters set forth in the immediately preceding sentence. The Committee shall advise eligible Participants of any change in the level of matching contributions as soon as administratively practicable.

(c)       Matching contributions generally will be made at or about the same time as the payroll deductions for the Participant contributions to which they relate.

(d)       Notwithstanding any other provisions of the Plan to the contrary, matching contributions shall be allocated to otherwise eligible Participants in accordance with the following provisions:

(i)        Except as provided in the immediately succeeding provisions of this Section 4.2(d)(i), Participants who otherwise are entitled to matching contributions under this Plan shall have such contributions made to a matching account under the Plan. Matching contributions to be made on behalf of each Participant who is determined not to be a “highly compensated employee”, within the meaning of Section 414(q) of the Internal Revenue Code of 1986, as amended, for any plan year of a designated retirement plan qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, and maintained by the Employer with respect to which the Participant is an eligible member (a ‘Tax-Qualified Plan’) shall be credited during that plan year directly to an appropriate account established for such Participant under the Tax-Qualified Plan, with such amounts to be administered and distributed pursuant to the related terms of the Tax-Qualified Plan. Notwithstanding the immediately preceding sentence, if an Employer does not maintain a Tax-Qualified Plan or does not expressly designate a Tax-Qualified Plan, by amendment or otherwise, as the recipient of such matching contributions, then such contributions shall be credited to a matching account under the Plan.

(ii)       Tyson retains the discretion to suspend for any specific or indefinite periods of time the making of matching contributions hereunder to otherwise eligible Participants as may from time to time be determined to be in the best interests of Tyson by its Board of Directors (or any committee thereof). Any such suspension of matching contributions may be applied to all eligible Participants or to one or more identifiable classes of employees and may be implemented at any time. Participants affected by any such suspension shall be notified of the implementation, and lifting, of the suspension, in each case as soon as administratively practicable. Any affected Participant shall not be entitled to matching contributions for the Pay Periods (or other periods of time) during which the suspension is effective, as determined by the Board of Directors of Tyson (or any committee thereof).

4.2       Employer Discretionary Non-matching Contributions. In addition to Employer matching contributions made pursuant to Section 4.1, Tyson, in the sole discretion of its Board of Directors, or any other Employer may from time to time make non-matching contributions of cash or shares of Stock to the Plan for allocation to certain Participants in the Plan or to certain other Eligible Employees who are not enrolled in the Plan. Such contributed shares shall be held for the account of the Participant (or combined with any existing account of the Participant) and administered pursuant to all provisions of the Plan. If directed by the Plan Administrator, the Committee shall cause shares of Stock purchased with such discretionary contributions to bear appropriate legends referring to the terms, conditions and restrictions, if any, applicable to such contributions or necessary to permit the Employer to comply with all applicable securities laws. All of such contributed shares at all times shall remain the property of the Participant and shall remain subject to any legal or contractual restrictions to which the shares may have been subject at the time of the contribution

ARTICLE V

Administration of the Plan

5.1       Administrative Committee. To carry out the purposes of the Plan, the Plan Administrator exercises its authority through the Committee, which shall consist of not less than three members who may be officers and/or directors of Tyson. The Plan Administrator may remove members from or add members to the Committee at any time, within its discretion, and may fill vacancies on the Committee. An individual member of the Committee may not participate in any decision exclusively affecting his own participation in the Plan. The Committee shall select one of its members as Chairman, and shall hold meetings at such times and places as it may determine. Acts of a majority of the Committee at which a quorum is present, or acts reduced to or approved in writing by a majority of the members of the Committee, shall be valid acts of the Committee. The Committee shall have the sole authority, in its absolute discretion, to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the Plan; to construe and interpret the Plan, the rules and regulations; and to make all other determinations deemed necessary or advisable for the administration of the Plan. All decisions, determinations, and interpretations of the Committee shall be binding on all Participants. The Committee may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received for any such consultant or agent. Expenses incurred by the Plan Administrator or the Committee in the engagement of such counsel, consultant or agent shall be paid by Tyson. No member or former member of the Committee or of the Board of Directors of Tyson shall be liable for any action or determination made in good faith with respect to the Plan or any awards granted hereunder. The Committee, in its sole discretion, may delegate all or any portion of its duties hereunder to other individuals or entities.

5.2       Employer Contributions of Cash and Dividends. Each Employer shall remit the funds deducted from payrolls under this Plan, plus any Employer contributions of cash and dividends received on Stock held by the Plan, to the brokerage firm or firms designated by the Committee.

5.3       Investment in Tyson Stock. As soon as practicable after receipt of funds remitted under the Plan, the Committee or its designated representative shall purchase on behalf of Participants shares of Stock either directly from Tyson or in the open market at Prevailing Market Prices. The Committee shall purchase the maximum number of shares purchasable with such funds. Such shares shall be purchased on an aggregate basis rather than on a per Participant basis. The number of shares to be purchased is to be determined by the aggregate amount of funds available to buy a whole share or multiple thereof. While no fractional shares will be acquired or distributed, a Participant’s interest in the Plan will be accounted for to include, and will reflect, the factional share, if any, which could have been acquired with the funds allocable to him if fractional shares were purchased.

5.4       No Interest to be Paid. No interest shall be credited to Plan accounts for any reason.

5.5       Dividends to be Used to Purchase Additional Shares. All cash dividends received with respect to shares of Stock registered in the name of the brokerage firm shall be used by it to purchase additional shares for Participants in proportion to their specified interest in the shares upon which the dividends were paid. Stock dividends, warrants and rights of any kind received with respect to such shares shall be held and distributed in the manner provided in Sections 3.8 or 6.2, herein, as applicable; provided, however, that the Committee, in its sole discretion, may elect to pay dividends received which are attributable to Stock allocable to Participants who have withdrawn from the Plan (pursuant to Section 3.4 above) directly to such Participants on an annual basis.

5.6       Not Transferable. Neither payroll deductions credited to a Participant’s Plan account nor a Participant’s rights to acquire shares of Stock or his undivided interest in the shares of Stock registered in the name of the broker may be assigned, sold, pledged, or alienated except by testate or intestate succession, and any attempt to do so shall be void. In addition, such credits, rights and undivided interests may not be encumbered by lien or security interest of any kind and shall not be liable for the debts of a Participant or subject to attachment, or to any judgment rendered against the Participant or to the process of any court in aid or execution of any judgment so rendered.

5.7       Voting Rights. Unless the Committee determines otherwise from time to time, Participants shall have the power to vote all shares held in the name of the broker in any and all matters which shall be the subject of the vote for the shareholders.

5.8       Costs of the Plan. The costs of maintaining records and executing transfers under the Plan shall be paid by Tyson or allocated to and paid by Participating Affiliates, as the Board of Directors of Tyson may direct.

5.9       Brokerage Costs. Brokerage expenses incurred in the purchase of shares shall be included as part of the cost of shares of Stock to Participants.

5.10     Indemnification. Neither Tyson, the Committee and its delegates, nor any broker through whom purchase orders are executed pursuant to this Plan shall have any responsibility or liability for any action or determination in good faith including, without limiting the generality of the foregoing, any action with respect to price, time, quantity or other conditions and circumstances of the purchase of shares of Stock under the terms of the Plan. Tyson shall indemnify and hold harmless any officer, employee, agent, delegee or representative who incurs damage or loss, including the expense of defense thereof, in connection with the performance of the duties specified herein.

ARTICLE VI

Reports and Delivery of Share Certificates

6.1       Quarterly Reports. The Committee shall make quarterly reports to each Participant, specifying the status of his interest in the Plan through the last day of each calendar quarter.

6.2	Delivery of Share Certificates.

All shares of Stock purchased under the Plan from contributions made by Participants, contributions made by an Employer or dividends received by the Plan, will be issued to Participants pursuant to the following rules:

(a)	Only in increments of ten (10) shares from any account.

(b)       Only upon receipt by the Committee of a request from the Participant setting forth the amount of shares requested to be issued.

(c)       Distributions of Stock will be limited to twice monthly and will be made as soon as administratively feasible following the date the request was made.

(d)       Distributions of Stock purchased from contributions made by Participants may not exceed the amount of such Stock set forth on their last quarterly statement.

(e)       Distributions of Stock purchased from Employer contributions may not exceed the amount of such Stock set forth on their last report from the immediately preceding calendar year.

(f)        Distributions of dividends shall be available on the same basis as the contributions to which they relate, except to the extent the Plan Administrator determines otherwise.

(g)       The order in which shares of Stock are withdrawn from a Participant’s accounts shall be determined pursuant to rules and regulations to be adopted by the Committee.

ARTICLE VII

Amendment and Termination of the Plan

The Board of Directors of Tyson or its delegate may, at any time and in its discretion, alter, amend, suspend or terminate the Plan or any part thereof. The cash balances and shares of Stock credited to Participants’ accounts shall be delivered to Participants as soon as administratively practicable after the Plan’s termination, except to the extent the Board of Directors of Tyson expressly determines otherwise. Notice of any material amendment, suspension or termination of the Plan, in whole or in part, shall be given to each Participant as soon as practicable after such action is taken. If not previously terminated by the Board of Directors of Tyson, the Plan shall terminate automatically on July 31, 2013. If the Plan, as amended and restated effective August 1, 2003, is not approved by the shareholders of Tyson at the next regularly scheduled meeting of shareholders, the Plan shall terminate automatically as of the date of such shareholders meeting.

ARTICLE VIII

Adjustments Upon Changes in Stock

If any change is made in the stock subject to the Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the number of shares and price per share of Stock subject to outstanding rights under the Plan shall be adjusted automatically to reflect such change.

In the event of (1) a dissolution or liquidation of Tyson, (2) a merger or a consolidation in which Tyson is not the surviving corporation, or a reverse merger in which Tyson is the surviving corporation but the shares of Stock by virtue of the merger are converted into other property, whether in the form of securities, cash or otherwise, or (3) any other capital reorganization in which more than fifty percent (50%) of the shares of Tyson entitled to vote are exchanged, the Plan shall terminate, unless another corporation assumes the responsibility of continuing the operation of the Plan or the Plan Administrator determines in its discretion that the Plan shall nevertheless continue in full force and effect. If the Plan Administrator elects to terminate the Plan, the Committee shall send to each Participant a stock certificate representing the number of whole shares of Stock to which the Participant is entitled. In addition, the Committee shall send checks drawn on the Plan’s account to each Participant in an amount equal to the sum of the uninvested funds held to the credit of each Participant in the manner provided in Section 3.8 above.

Any issue by Tyson of any class of preferred stock, or securities convertible into shares of common stock or preferred stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to the number or price of shares of Stock subject to any grant except as specifically provided otherwise in this Article VIII.

The grant of any right to a person pursuant to the Plan shall not affect in any way the right or power of Tyson to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.

ARTICLE IX

Miscellaneous Provisions

9.1       No Contract of Employment Intended. The granting of any right to a person pursuant to this Plan shall not constitute an agreement or understanding, express or implied, on the part of Tyson or any Affiliate to employ such person for any specified period.

9.2       Information Available. If required by law, the offered shares of Tyson shall be registered under the Securities Act of 1933 on Form S-8, or such other form as shall be specified by the Securities and Exchange Commission, and Tyson shall deliver to each Participant a copy of the prospectus or such other information as may be required from time to time as required.

9.3       Securities Laws Restrictions. The Plan Administrator reserves the right to place an appropriate legend on any certificate representing shares of Stock issuable under the Plan with any such legend reflecting restrictions on the transfer of the shares as may be necessary to assure the availability of any applicable exemptions under federal and state securities laws to which Tyson or the Plan Administrator deem appropriate.

9.4       Waiver. No liability whatever shall attach to or be incurred by Tyson or any Affiliates, or by any of their past, present or future shareholders, officers, employees or directors, under or by reason of any of the terms, conditions or agreements contained in this Plan or implied therefrom, and any and all liabilities of, and any and all rights and claims against, Tyson or any Affiliate, or any such shareholder, officer, employee or director, whether arising at common law or in equity or created by statute or constitution or otherwise, pertaining to this Plan, are hereby expressly waived and released by each Participant as a part of the consideration for any benefits provided by an Employer under this Plan.

9.5       Notices. All notices or other communications by a Participant to the Plan Administrator under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Benefits Department c/o Tyson Foods, Inc. 2210 West Oaklawn Drive, Springdale, Arkansas 72762-6999 or at such other location as may be expressly designated by the Plan Administrator for the receipt of one or more categories of Plan communications.

9.6       Severability. Each of the Sections included in the Plan is separate, distinct and severable from the other and remaining Sections of the Plan, and the invalidity or unenforceability of any Section shall not affect the validity and enforceability of any other Section or Sections of the Plan. Further, if any Section of this Plan is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between such Section and any applicable law or public policy, such Section shall be valid and enforceable to the extent such Section is consistent with such law or public policy.

9.7       Governing Law. The construction, validity and operation of this Plan shall be governed by the laws of the State of Delaware.

9.8       Rules of Construction. Throughout this Plan, the masculine includes the feminine, and the singular includes the plural, and vice versa, where applicable.

9.9       Plan Year. The Plan’s plan year and the fiscal year shall end on December 31 of each year.

9.10     Designation of Beneficiary. A Participant may file a written designation of a beneficiary who is to receive any Stock and/or cash. Such designation of a beneficiary may be changed by the Participant at any time in writing delivered to his Employer.

9.11     Lost Participants. In the event the Committee or its designee, after reasonable inquiry, determines that it is unable to locate a Participant or beneficiary whose account is otherwise payable, the Committee (or such designee) may direct that such account shall be removed from the Plan’s active records; provided, however, that the Participant’s account shall be reinstated as an active account if and in the event the Participant or beneficiary thereafter shall make a valid claim therefor upon presentation of proper identification. Notwithstanding the foregoing, if, upon the expiration of any applicable dormancy period, the whereabouts of a Participant or beneficiary remains unknown because of a failure to keep the Plan Administrator apprised of his or her current mailing address in accordance with Section 3.8, the Plan Administrator may turn over the property attributable to any such Participant’s account to the unclaimed property unit of the state of the Participant’s (or beneficiary’s) last known mailing address pursuant to that state’s escheat laws. In such event, if a Participant (or beneficiary) subsequently makes himself or herself known to the Plan Administrator or the Committee, the sole recourse of such Participant (or beneficiary) shall be against the state to whom the property was distributed and there shall be no reinstatement of the Participant’s account under the Plan.

IN WITNESS WHEREOF, Tyson has caused this indenture to be made as of the 14th day of November, 2008.

TYSON FOODS, INC.
By: /s/ Dennis Leatherby
Title: Exec. Vice President and Chief
Financial Officer

ATTEST: /s/ R. Read Hudson
Title: Vice President, Assoc. General Counsel
and Secretary